[DESCRIPTION]  Press Release
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                                                EXHIBIT 99.1


               IMMEDIATE RELEASE
               PATRICK T. FARRELL
               314/298-6527
               WWW.HUSSMANN.COM



             HUSSMANN AGREES TO ACQUIRE KOXKA;
     LEADING COMMERCIAL REFRIGERATION COMPANY IN SPAIN

St. Louis, MO, January 6, 1999 . . . Hussmann International, Inc., the world's leading manufacturer of refrigerated food store equipment, announced it has signed a definitive agreement with the majority shareholders of Grupo Koxka (Koxka) the leading commercial refrigeration company in Spain and Portugal, for Hussmann to acquire Koxka in a transaction valued at approximately $145 million.

Under the terms of the agreement, Hussmann will commence a cash tender offer for all outstanding shares of Koxka stock. Hussmann has a purchase agreement with the two co-founding families of Koxka who together control 80 percent of the company's shares. Twelve percent of the shares outstanding are held by two Spanish companies, with members of Koxka management and public investors controlling the remaining eight percent.

Koxka, founded in 1966, has been listed on the Madrid Stock Exchange since 1988. The company manufactures a complete line of commercial refrigeration products, including standard and custom merchandising display cases for supermarkets, beverage coolers, ice cream merchandisers, and an array of other self-contained food merchandisers. Additionally, Koxka manufactures heat exchange coils, evaporators and condensers, both for internal use and for sale to other original equipment manufacturers.

In calendar 1997, Koxka sales were $103 million. Projected 1998 sales are expected to increase by approximately 25 percent, including an estimated $9 million generated by eight distribution and contracting companies acquired by Koxka earlier this year. The acquisition is expected to be slightly accretive to Hussmann's earnings in 1999.
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"The addition of Koxka will contribute significantly to Hussmann's worldwide industry-leading position," said J. Larry Vowell, President and Chief Executive Officer of Hussmann. "It gives us the number one position in Spain and Portugal, establishes a prominent market position for Hussmann in continental Europe, and ensures a platform for future growth in the European marketplace, which is second in size only to the United States."

To date, Hussmann's European interests are primarily its operation in the United Kingdom, which will produce sales of approximately $140 million in 1998. The combined sales of Hussmann U.K. and Koxka will make Hussmann the third largest company in the industry in Europe.

Koxka employs approximately 750 people in five manufacturing facilities throughout Spain. Its largest manufacturing operation is located adjacent to the company's headquarters in Pamplona and produces remote merchandising display cases for supermarkets and panels for walk-in freezers under the Koxka name. The company's Baes operation in Huesca, Spain, produces specialty merchandising cases for supermarkets, while its Kobol operation in Peralta, Spain, manufactures industrial products such as heat exchange coils, evaporators and condensers. The company also operates two plants in Madrid under the Vedereca name. These plants produce refrigerated bottle coolers for the beverage industry, ice cream merchandisers primarily used for the sale of single-serve frozen novelties, and self-contained display cases. (Self-contained cases feature built-in refrigeration equipment, unlike supermarket cases which are powered by remote refrigeration systems.)

"The strategic match of Hussmann and Koxka is a strong one," Vowell said. "In addition to giving us a stronger position on the European continent, the combination of the two companies offers a variety of cross-over product synergies with little market duplication. Koxka provides Hussmann with a cost effective product line in Europe and developing markets in Eastern Europe, the Middle East, Africa, and Latin America. Hussmann offers Koxka the critical size and distribution network it needs to continue to grow internationally and an infusion of new technology on a number of product fronts.
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"It's also a good time to be in Europe," Vowell said.  "The move to a common currency should improve the accessibility of all European markets, and many of the top grocery chains driving global expansion are based in Europe."

In recent years, Koxka has focused on international growth, implementing an aggressive and successful expansion effort. During the last four years, Koxka's export revenues have more than doubled and now represent nearly 45 percent of consolidated company revenues. Much of the export growth is in the European markets of France, Germany and the U.K. Koxka's Latin American presence is also expanding rapidly from a small base. High product quality and competitive pricing are fueling international growth.

Hussmann International (NYSE: HSM) will launch its tender offer later in January and expects to complete the transaction in February 1999.
Credit Suisse First Boston served as financial advisor to Hussmann in this transaction.

Certain matters discussed in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's beliefs and assumptions using information currently available. Accordingly, Hussmann International's actual results may differ materially from those projected, expressed or implied in such forward-looking statements due to known and unknown risks and uncertainties that exist in Hussmann International's operations and business environment, including, among other factors, Hussmann's failure to produce anticipated cost savings or improve productivity; the timing and magnitude of capital investments, economic and market conditions in the U.S. and worldwide; currency exchange rates; changes in customer spending levels and continuation of growth in significant developing markets such as Mexico, China and South America; overall competitive activities; failure of Hussmann, its suppliers or vendors to achieve Y2K compliance in a timely manner and other risks described in Hussmann's filings with the Securities and Exchange Commission. Hussmann International assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements.

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